Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is made and entered into effective as of the 1st day of January 2023 among CWGS Enterprises, LLC, a Delaware limited liability company (the “Company”), and Tamara Ward, a Florida resident (“Employee”).

RECITALS

WHEREAS, the Company and Employee were party to that certain Employment Agreement dated December 19, 2019 (the “Employment Agreement”), which expired as of December 31, 2022.

WHEREAS, pursuant to the terms of the Employment Agreement, Employee served as the Company’s Chief Operating Officer.

WHEREAS, during the term of Employee’s employment with the Company and its subsidiaries, Employee has gained extensive knowledge in her role as Chief Operating Officer, including, without limitation, information regarding the Company’s marketing plans and objectives, customer and supplier information, business practices and strategies.

WHEREAS, Employee and Company desire that Employee continue to be employed by the Company to transition Employee’s duties and responsibilities as Chief Operating Officer and the information gained by Employee in connection with such role pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Continued Employment. Employee shall continue to be employed by the Company’s with the title of Senior Advisor on the terms and conditions set forth in this Agreement to perform the transition services and duties for the Company as herein provided. Employee shall be subject to the direction of the Company’s Chief Executive Officer and other senior executives.

2.	Term. Subject to termination of Employee’s employment pursuant to Section 7 below, Employee shall remain employed by the Company through November 15, 2024 or such earlier date pursuant to the terms hereof (the “Termination Date”). The term of Employee’s employment under this Agreement shall be defined as the “Term.”

3.	Duties. During the Term of this Agreement, Employee shall perform the duties below and transition Employee’s duties, responsibilities and knowledge as Chief Operating Officer of the Company and transfer such duties, responsibilities and knowledge to other existing or new team members, which shall include, without limiting the generality thereof:

a.	Transition day to day responsibilities to existing team members or new hires in an orderly manner.
b.	Transition all direct reports to existing team members or new hires in an orderly manner.
c.	Transition and transfer of knowledge and documentation relating to marketing practices and commercial relationships to existing team members and new hires.
d.	Assist and support transition and transfer of knowledge on day-to-day operations and support.
e.	Assist and support transition and transfer of knowledge relating the Company’s internal controls and SOX compliance.
f.	Availability for discussions with the Company’s internal and independent auditors.

4.	Compensation.

a.	Compensation. Employee shall receive compensation for the period commencing January 1, 2023 through the Termination Date as follows, which compensation shall be paid in accordance with the Company's normal payroll procedures and policies. For calendar year 2023, Employee shall receive $350,000 annually. For calendar year 2024, Employee shall receive $150,000 annually.

b.	Benefits. Employee may participate in all employee benefit plans or programs (including vacation time) of Company consistent with such plans and programs of the Company. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and Employee's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

c.	Expenses; Contributions. Company agrees to reimburse all reasonable business expenses incurred by Employee, including but not limited to personal credit card(s), gasoline and portable phone expenses, consistent with the Company’s policies regarding reimbursement in the performance of Employee’s duties under this Agreement.

d.	Vehicle. During the Term, Employee shall continue to have the use of Employee’s existing Company owned vehicle. The Company shall pay the property taxes, insurance and any license fees or tags for such vehicles.

e.	Equity Awards. During the Term of the Agreement, Employee shall remain eligible for additional equity awards as determined and approved by the Compensation Committee of the Board of Directors of Camping World Holdings, Inc., Company’s indirect parent company.

f.	Indemnification and Additional Insurance. The Company shall indemnify Employee with respect to matters relating to Employee's services as an officer of the Company, or any of its affiliates, occurring during the course and scope of Employee's employment with the Company to the extent and pursuant to the provisions in the Delaware law. The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of this Agreement. The Company will also cover Employee under a policy of officers' and directors' liability insurance providing coverage that is comparable to that provided now or hereafter to other senior executives of the Company. The provisions of this Section will survive the termination of this Agreement for any reason, provided that the provisions of the immediately preceding sentence shall survive the termination of Employee’s employment with the Company for three years after such termination.

5.	Confidential Information. During the Term and at all times thereafter, Employee shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Employee has acquired or become acquainted with prior to the termination of the period of her employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by herself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspect of the business of the Company. Employee acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. However, the foregoing shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Employee.

6.	Non-competition and Non-Solicitation Covenants and Adversarial Restrictions.

a.	Non-competition. Employee agrees that, during the Term and for one year after the termination of Employee’s employment for any reason, other than by virtue of a breach by Company, Employee shall not, directly or indirectly, engage in or be involved with a business which is involved with publication, campground, online marketplace, and membership businesses directed to owners of recreational vehicles, all-terrain vehicles, boats and outdoor enthusiasts, the sale, repair or service of recreational vehicles and boats or parts and accessories for recreational vehicles and boats or in the sale of any ancillary products that are sold in connection with the sale of recreational vehicles and boats, including but not limited to credit life insurance, roadside assistance programs and mechanical breakdown and extended service contracts, in the recreational vehicle, camping and outdoor living markets; the business of developing, marketing, providing and implementing products and services (including insurance, financing, warranties and road-side assistance) to owners of recreational vehicles, automobiles, and motorcycles, in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder (other than as incidental ownership of publicly traded stock), employee, member of any association, or otherwise) in the geographic area set forth in Section 6.b. In the event that, after the termination of Employee’s employment with the Company for any reason, the Company fails to pay Employee any amount payable to Employee under this Agreement and such failure continues for ten (10) business days after written notice by Employee to the Company, Employee shall be released and relieved from the provisions of this Section 6.a.; provided that, in the event of a dispute as to whether any amount is payable, the provisions of this Section 6.a. shall continue to apply if the Company pays such disputed amounts into the escrow with the court, arbitrator or mediator having jurisdiction over such dispute and such amounts shall be disbursed in accordance with the provisions of the judgment, award, decision or settlement.

b.	Geographic Extent of Covenant. The obligations of Employee under Section 6 shall apply to the continental United States.

c.	Indirect Competition. Employee further agrees that, during the Term and the Non-Compete Period, she will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 6 if such activity were carried out by Employee, either directly or indirectly; and in particular Employee agrees that she will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

d.	Non-solicitation. Employee further agrees that, during the Term and for a period of one year after the termination of her employment, she will not, directly or indirectly, assist or encourage any other person in seeking to employ or hire any employee, consultant, advisor or agent of the Company or encouraging any such employee, consultant, advisor or agent to discontinue employment with the Company.

e.	Adversarial Restrictions. During the Term and at any time thereafter, Employee shall not voluntarily aid, assist, or cooperate with any actual or potential claimants or plaintiffs or their attorneys or agents in any claims or lawsuits proposed to be asserted, pending or commenced on the date hereof or in the future against the Company ; provided, however, that nothing in this Section 6.e. will be construed to prevent Employee from testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceeding involving the Company.

7.	Termination.

a.	Grounds for Termination. Employee's employment with the Company shall terminate under any of the circumstances set forth below.

i.	If Employee shall die or become disabled (as defined in Section 7.c. below);

ii.	By mutual agreement of the Company and Employee;

iii.	By Employee for any reason upon notice to the Company;

iv.	By the Company “for cause” (as defined in Section 7.b. below);

v.	By the Company without cause; provided that in such event and in exchange for a full release of claims from the Employee, the Company will pay Employee as provided under Section 7.e. below;

Notwithstanding any termination of this Agreement and Employee's employment by the Company, Employee, in consideration of her employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee's employment including without limitation the provisions of Sections 5, 6 and 9 hereof.

b.	“For Cause “Defined . Termination of Employee’s employment by the Company for any of the following reasons shall be deemed termination for cause:

i.	Employee has engaged in malicious acts or misconduct that are harmful to the Company; or

ii.	Employee has been convicted of (i) any felony or (ii) any misdemeanor involving a crime of moral turpitude, theft or fraud; or

iii.	Employee knowingly falsifies or causes to be falsified, in any material respect, the financial records and financial statements of the Company.

c.	“Disability” Defined. The Company may determine that Employee is disabled if she shall fail, because of illness or incapacity, to render services of the character contemplated by this Agreement for a period of three (3) consecutive months.

d.	Surrender of Records and Property. Upon termination of her employment with the Company for any reason, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in her possession or under her control. Further, Employee shall promptly return to the Company the vehicle described in Section 4.d unless otherwise agreed by the parties.

e.	Payments Upon Termination. If this Agreement is terminated for any reason set forth in this Section 7, then Employee shall be entitled to receive (a) her compensation through the date of the termination, and (b) reimbursement of any business expenses incurred in the ordinary course of business through the date of termination that have not yet been reimbursed pursuant to Section 4.c. If Employee’s employment is terminated “without cause” pursuant to Section 7.a.v. and provided that Employee shall have executed and delivered to the Company a full release of claims in a form prepared by and acceptable to the Company (the “Release”) and any period for rescission of such release shall have expired without Employee having rescinded such release (the “Release Date”), then (a) Employee shall receive all amounts that would have been paid under this Agreement as if this Agreement had not been terminated at such time and in such amounts as would have otherwise been paid hereunder and (b) any RSU’s (as defined in Section 8 below) which are unvested as of such date shall vest as of the Release Date and be settled within thirty (30) days of such date.

8.	Restricted Stock Units. Employee has received certain Restricted Stock Units (“RSU’s”) pursuant to the Camping World Holdings, Inc. 2016 Incentive Award Plan as set forth on Exhibit “A” attached hereto. Provided that this Agreement has not been terminated (a) by the Company for Cause or (b) by the Employee pursuant to Section 7(a)(iii), all Unvested RSUs will continue to vest as scheduled through the Termination Date and, subject to Section 7(e), any unvested RSUs remaining as November 15, 2024 shall vest as of such date and be settled within thirty (30) days of such date.

9.	Section 409A.

(a)       For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Employee in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes or penalties. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Employee or any other individual to the Company or any of its affiliates, employees or agents.

(b)       Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-l(h) and (iii) Employee is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Employee prior to the date that is six (6) months after the date of Employee’s separation from service or, if earlier, Employee’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)       Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment,” “termination,” or words and phrases of similar import, shall be deemed to refer to Employee’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(d)       Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(e)       Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Employee’s termination of employment with the Company are subject to the Employee’s execution and delivery and non-revocation of the Release, (i) no such payments shall be made on or prior to the sixtieth (60th) day immediately following the Termination Date (the “Release Expiration Date”), (ii) the Company shall deliver the Release to the Employee within seven (7) days immediately following the Termination Date, (iii) if, as of the Release Expiration Date, the Employee has failed to execute the Release or has timely revoked his acceptance of the Release thereafter, the Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iv) any such payments that are delayed pursuant to this Section 9.06 shall be paid in a lump sum on the first payroll date following the Release Expiration Date. For purposes of this Section 9.06, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Employee, or, in the event that the Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment act of 1967), the date that is forty-five (45) days following such delivery date.

10.	Miscellaneous.

a.	Governing Law; Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Delaware.

b.	Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreement, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

c.	Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

d.	Amendments. No amendments or modifications of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

e.	No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by an estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

f.	Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

g.	Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 10.g.

h.	Injunctive Relief. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5 and 6. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

i.	Attorneys' Fees and Costs. The Company and Employee agree that in the event any litigation arises out of this Agreement between Company and Employee, the prevailing party in such litigation shall be entitled to recover its attorney's fees and costs brought relating to such litigation.

j.	No Mitigation Obligation. All amounts paid to Employee under this Agreement following Employee's termination of employment and this Agreement are acknowledged by the Company and Employee to be reasonable and to be liquidated damages, and Employee will not be required to reduce the amount of such payments by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever (including from other employment) create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement.

k.	Notices. Any notice, payment, demand or communication required or permitted to be given by the provisions of this Agreement shall be deemed to have been effectively given and received on the date personally delivered to the respective party to whom it is directed, or five (5) days after the date when deposited by registered or certified mail, with postage and charges prepaid and addressed to such party at its address below its signature. Any party may change its address by delivering a written change of address to all of the other parties in the manner set forth in this Section 10.k.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

CWGS ENTERPRISES, LLC

By:	/s/ Brent Moody
Brent Moody, President

EMPLOYEE

/s/ Tamara Ward
Tamara Ward

Exhibit A

RSU Grant and Vesting Schedule

During Employee’s employment with the Company, Employee was granted the following awards (the “Awards”) of Restricted Stock Units (“RSUs) pursuant to the Camping World Holdings, Inc. (“CWH”) 2016 Incentive Award Plan, each such award subject to the terms of an RSU Grant Notice and RSU Award Agreement (collectively, the “Original Award Agreements”):

Grant Date	Shares Granted
11/15/2017	25,000
7/11/2018	15,000
11/19/2019	50,000
7/24/2020	75,000
10/25/2021	25,000

As of the Effective Date, 77,500 of the RSU’s granted pursuant to the Awards remained unvested (the “Unvested RSU’s), which Unvested RSU’s are scheduled to vest as follows:

Vesting Date	Shares Scheduled to Vest
08/15/2023	15,000
11/15/2023	17,500
08/15/2024	15,000
11/15/2024	5,000
08/15/2025	15,000
11/15/2025	5,000
11/15/2026	5,000
77,500